Exhibit 23.15

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valesul Aluminio S.A.

We consent to the incorporation by reference in the registration statement (File Nos. 333-110867; 333-110867-01) on Form F-3 of Companhia Vale do Rio Doce and Vale Overseas Limited, of our audit report dated January 7, 2003, relating to the statements of income, changes in stockholder’s equity and comprehensive income/loss and cash flows of Valesul Aluminio S.A. for the year ended December 31, 2002, which report appears in the Form 6-K of Vale Overseas Limited and Companhia Vale do Rio Doce.

Rio de Janeiro, Brazil

January 4, 2006

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes